Exhibit 23.6

Consent of Independent Auditor

We consent to the inclusion in the Registration Statement to Form S-8 pertaining to the 2024 Long-Term Incentive Plan of Proficient Auto Logistics, Inc. (the “Registration Company”) of our report dated February 28, 2024, relating to the consolidated financial statements of the Deluxe Auto Carriers, Inc. and Affiliate (the “Company”) as of December 31, 2023 and 2022 and for the years then ended, and our report dated February 27, 2024 relating to the consolidated financial statements of the Deluxe Auto Carriers, Inc. and Affiliate (the “Company”) as of December 31, 2022 and 2021 and for the years then ended, included in contained in Amendment No. 3 to the Registration Statement on Form S-1 (333-278629) and the related Prospectus of Proficient Auto Logistics, Inc. filed with the Securities and Exchange Commission.

/s/ Ramirez Jimenez International CPAs

Irvine, California

May 10, 2024